Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026 Reviva Pharmaceuticals Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Reviva Pharmaceuticals Holdings, Inc. effective at the opening of the trading session on July 20, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2). The Company was notified of the Staff determination on November 11, 2025.
On November 18, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On January 8, 2026, the hearing was held.
On January 9, 2026 the Panel reached a decision and a Decision letter was issued on January 20, 2026.
On March 25, 2026, the Company requested an extension so that it could meet the milestone set forth in the initial Decision Letter.
On April 27, 2026, a Decision Modification and Extension Letter was issued to the Company notifying them of the new deadline to achieve compliance with Listing Rule 5550(a)(2).
The Company failed to meet the terms of the Panel Decision
Modification and Extension Letter.
On May 12, 2026 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company common stock was suspended on May 14, 2026. The
Staff determination to delist the Company common stock became final on June 26, 2026.